Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Shelly Hubbard	Eric Smith
Phone: 612-518-5406	Phone: 901-573-9156
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS FIRST QUARTER FY23 FINANCIAL RESULTS

•Sales Increased 21% to $803 Million, GAAP EPS Rose 26% to $2.16 and Adjusted EPS Rose 33% to $2.31
•EBIT and EBITDA Margins of 21% and 24%, Respectively; Net Debt Leverage Ratio of 0.7x
•Enters Definitive Agreements to Purchase Simms Fishing and Fox Racing Expanding Iconic Brand Portfolio
•Updates FY23 Guidance to Reflect Continued Growth and Profitability Expansion
•Expects FY23 Sales of $3.3 Billion, up 7% at Midpoint, 20% EBIT Margin, and 21% EBITDA Margin
•Capital Allocation Strategy Shifts to Using Strong Free Cash Flow for Debt Repayment

Anoka, MN, July 27, 2022 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 39 renowned brands that design, manufacture and market sporting and outdoor products to consumers around the globe, today reported financial results for the first quarter of Fiscal Year 2023 (FY23), which ended on June 26, 2022.

“There is no doubt that companies are operating in a tough environment with rising inflation and supply chain challenges," said Chris Metz, Chief Executive Officer. "Despite that, we posted a great first quarter and we’ve taken these impacts into account in our fiscal year guidance. We have built a nimble culture and have empowered our brands to make the best decisions for their businesses and consumers. We have also maintained an optimized and lean cost structure to allow us to succeed in a variety of economic and operational environments and have action plans to further control costs if necessary. Our strong first quarter results reflect these collective efforts, continued strength in outdoor participation levels, and our financial discipline in making the most optimal investments to drive long-term growth and unlock shareholder value.

“I am very proud of the work our teams have accomplished in the first quarter and equally excited to welcome Simms Fishing and Fox Racing, both strategic acquisitions and iconic brands that are highly complementary to our Outdoor Products portfolio. I am also confident in our future as we prepare to separate our Sporting Products and Outdoor Products segments into two independent, publicly-traded companies. Following the separation, each company will have size, scale, leading brands and a capital structure that will allow it to be successful and further unlock shareholder value. Upon the successful close of the Fox and Simms acquisitions, our Outdoor Products business will be one of the largest companies in the outdoor products space in terms of annual sales, housing nine power brands with more than $100 million in annual sales each. Equally as exciting is our Sporting Products business, which just posted another record sales quarter. Sporting Products’ continued success is demonstrating that new participants in shooting sports have created a new, elevated base of demand that will allow that business to generate solid cash flow and returns for its shareholders for years to come. Our future is bright, our business fundamentals remain strong, and we have highly talented teams to effectively navigate through the current environment,” concluded Metz.

For the three months ended June 26, 2022 versus the three months ended June 27, 2021:

•Sales increased 21 percent to $803 million driven by strong double-digit growth in Sporting Products, partially offset by a 2 percent decline in Outdoor Products primarily driven by Outdoor Accessories.

•Gross profit rose 22 percent to $293 million and gross profit margin improved by 15 basis points to 37 percent.

1

•Operating expenses were $121 million, up nearly 24 percent, primarily driven by acquisitions.

•Earnings before interest and taxes (EBIT) increased 20 percent to $172 million. Adjusted EBIT rose 26 percent to $183 million. Adjusted EBIT margins increased 87 basis points to 23 percent.

•Earnings before interest, taxes, depreciation, and amortization (EBITDA) increased 20% to $192 million. Adjusted EBITDA rose 25 percent to $203 million. Adjusted EBITDA margins increased 83 basis points to 25 percent.

•Fully Diluted Earnings per Share (EPS) was $2.16, up 26 percent, compared with $1.71. Adjusted EPS was $2.31, up 33 percent, compared with $1.74.

•Cash flow provided by operating activities was $108 million, compared with $29 million. Free cash flow generation was $108 million, compared with $36 million, driven primarily by higher net income and improved working capital.

For the three months ended June 26, 2022 segment results versus the three months ended June 27, 2021:

Sporting Products

•Sales rose 40 percent to $511 million, driven by strong growth across all calibers. Volume was the largest contributor to growth and pricing to a much lesser extent.

•Gross profit increased 35 percent to $201 million. Margin expansion was driven by higher volume, improved mix and higher pricing, partially offset by higher commodity and freight costs.

•EBIT increased 41 percent to $176 million driven by higher gross profit and selling, general and administrative expense leverage.

•Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 39 percent to $182 million. EBITDA margins decreased 28 basis points to 36 percent.

Outdoor Products

•Sales decreased 2 percent to $292 million primarily driven by Outdoor Accessories which was partially offset by growth in Outdoor Recreation. The prior year period reflected benefits from stimulus checks, a lower inflationary environment and higher-than-average sell-in to replenish low channel inventory and meet elevated demand.

•Gross profit remained flat at $93 million, primarily due to lower Outdoor Accessories sales and higher transportation and freight costs, offset by the addition of accretive acquisitions.

•EBIT decreased 36 percent to $28 million primarily driven by lower sales and higher selling, general and administrative expenses from the addition of acquisitions.

•Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 24 percent to $39 million. EBITDA margins decreased 381 basis points to 14 percent.

Please see the tables in the press release for a reconciliation of non-GAAP operating expense, EBIT, EBITDA, taxes, net income, earnings per share, free cash flow and EBITDA margins to the comparable GAAP measures.

Share Repurchases

As of June 26, 2022, the Company had repurchased 362,203 shares for a total of approximately $14 million as part of the $200 million share repurchase program approved by the Board of Directors and announced on January 31, 2022. The former $100 million share repurchase program was completed in fiscal year 2022.

Outlook for Fiscal Year 2023

“We posted a strong first quarter with total and organic sales growth and expanding profitability. We also saw stronger operating leverage during our first quarter as compared to the prior year period and sequentially from fourth quarter fiscal year

2022. However, we are mindful of the current macroeconomic landscape and being prudent about our cost structure and capital allocation strategy," said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. "Our net debt leverage ratio at the end of the first quarter was well below our targeted ratio of one to two times. Following our recent acquisitions, we expect to be well within that targeted range at approximately 1.6 times. With strong free cash flow, our capital allocation strategy now shifts to focus on debt repayment and opportunistic share repurchases before we spin-off the Outdoor Products segment. We are tracking ahead of pace to complete the spin-off in calendar year 2023 and excited about the future of both segments as we seek to further unlock shareholder value."

Vista Outdoor is updating its outlook for Fiscal Year 2023 to reflect current visibility into the global macroeconomic environment. This guidance, which also assumes Fox Racing and Simms Fishing close by the end of the second quarter, is as follows:
•Sales in the range of $3.200 billion to $3.325 billion, up 7 percent at the midpoint
–Sporting Products sales expected to be approximately $1.725 billion to $1.775 billion
–Outdoor Products sales expected to be approximately $1.475 billion to $1.550 billion
•Adjusted EBITDA margin in the range of 21.0 percent to 21.5 percent
•Earnings per share (EPS) in the range of $6.90 to $7.50 and adjusted earnings per share (EPS) in the range of $7.05 to $7.65
•Free cash flow in the range of $310 million to $360 million
•Effective and adjusted tax rate of approximately 24 percent
•Interest expense in the range of $50 million to $55 million
•Capital expenditures as a percent of sales to be approximately one percent to two percent
•R&D expenditure growth in the range of 35 percent to 40 percent

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its first quarter FY23 financial results and outlook on July 28, 2022, at 9:00 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until August 25, 2022. The telephone number is 866-813-9403, and the confirmation code is 313702.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, EBIT, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for transaction costs, contingent consideration, transition costs, post-acquisition compensation, planned separation costs, and inventory step-up. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, EBIT, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended June 26, 2022
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$293,470	$121,045	$172,425	$(40,100)	$126,015	$2.16
Transaction costs	—	(2,086)	2,086	(515)	1,571	0.03
Contingent consideration	—	112	(112)	28	(84)	—
Transition costs	—	(272)	272	(68)	204	—
Post-acquisition compensation	—	(4,332)	4,332	(660)	3,672	0.06
Planned separation costs	—	(4,300)	4,300	(1,075)	3,225	0.06
As adjusted	$293,470	$110,167	$183,303	$(42,390)	$134,603	$2.31

Three months ended June 27, 2021
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Taxes	Net Income	EPS
As reported	$241,427	$97,771	$143,656	$(35,253)	$102,725	$1.71
Inventory step-up expense	384	—	384	(96)	288	—
Transaction costs	—	(949)	949	(61)	888	0.01
Transition costs	—	(99)	99	(25)	74	—
Post -acquisition compensation	—	(546)	546	—	546	0.01
As adjusted	$241,811	$96,177	$145,634	$(35,435)	$104,521	$1.74

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended June 26, 2022 and June 27, 2021. EPS amounts may not foot due to rounding.

Three months ended June 26, 2022

During the three months ended June 26, 2022, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended June 26, 2022, we recognized non-cash expenses for the change in the estimated fair value of the contingent consideration payable related to our HEVI-Shot acquisitions. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the contingent consideration costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended June 26, 2022, we incurred transition costs for our Foresight, Fiber Energy, Stone Glacier, Remington, and QuietKat businesses to integrate into the company such as retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended June 26, 2022, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Foresight, Stone Glacier, and QuietKat acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax, to which we applied a 0 percent blended tax rate. We applied a blended tax rate of 25 percent to the portion that is deductible.

On May 5, 2022, we announced that our Board of Directors has unanimously approved preparations for the separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly-traded companies. During the three months ended June 26, 2022, we incurred costs associated with the planned separation, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. We applied a blended tax rate of 25 percent.

As noted above, our reported tax expense of $(40,100) results in a tax rate of 24.1 percent and our adjusted tax expense of $(42,390) results in an adjusted tax rate of 24.0 percent.

Three months ended June 27, 2021

During the three months ended June 27, 2021, we incurred cost of goods sold related to the fair value step-up in inventory allocated from the HEVI-Shot acquisition purchase price. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the amortization expense that is deductible for tax was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended June 27, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended June 27, 2021, we incurred transition costs for the Remington, HEVI-Shot, QuietKat and Venor business to integrate the business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended statutory rate of approximately 25 percent.

During the three months ended June 27, 2021, we incurred post-acquisition compensation expense related to the QuietKat acquisition. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The post-acquisition compensation is not deductible for tax, therefore this was calculated based on a statutory rate of 0 percent.

As noted above, our reported tax expense of $(35,253) results in a tax rate of 25.5 percent and our adjusted tax expense of $(35,435) results in an adjusted tax rate of 25.3 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, contingent consideration, post-acquisition compensation, and planned separation costs. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

	Three months ended
(in thousands)	June 26, 2022	June 27, 2021	Projected year ending March 31, 2023
Cash provided by operating activities	$107,577	$28,772	$336,574–$421,074
Capital Expenditures	(4,910)	(6,876)	~(32,000-66,500)
Inventory step-up expense	—	(96)	—
Transaction costs	2,701	888	2,701
Contingent consideration	28	—	28
Transition costs	48	74	48
Post-acquisition compensation	(576)	13,000	(576)
Planned separation costs	3,225	—	3,225
Free cash flow	$108,093	$35,762	$310,000–$360,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for inventory step-up expense, transaction costs, contingent consideration, transition costs, post-acquisition compensation, and planned separation costs is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY23 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transaction costs, contingent consideration, transition costs, and post-acquisition compensation	$6.90	$7.50
Transaction costs	0.03	0.03
Contingent consideration	—	—
Transition costs	—	—
Post-acquisition compensation	0.06	0.06
Planned separation costs	0.06	0.06
Adjusted EPS guidance	$7.05	$7.65

*NOTE: EPS amounts may not foot due to rounding.

EBITDA Non-GAAP Reconciliation Tables

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies. Adjusted EBITDA is defined as EBITDA excluding the non-recurring and non-cash items referenced above.

	Three months ended June 26, 2022
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$176,086	$27,686	$(77,757)	$126,015
Interest expense	—	—	6,310	6,310
Income tax provision	—	—	40,100	40,100
Depreciation and amortization	6,382	11,807	1,127	19,316
EBITDA	$182,468	$39,493	$(30,220)	$191,741
Transaction and transition costs	—	—	2,358	2,358
Contingent consideration	—	—	(112)	(112)
Planned separation costs	—	—	4,300	4,300
Post-acquisition compensation	—	—	4,332	4,332
Adjusted EBITDA	$182,468	$39,493	$(19,342)	$202,619

	Three months ended June 27, 2021
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$124,704	$42,945	$(64,924)	$102,725
Interest expense	—	—	5,678	5,678
Income tax provision	—	—	35,253	35,253
Depreciation and amortization	6,506	8,768	971	16,245
EBITDA	$131,210	$51,713	$(23,022)	$159,901
Transaction and transition costs	—	—	1,048	1,048
Inventory step-up expense	—	—	384	384
Post-acquisition compensation	—	—	546	546
Adjusted EBITDA	$131,210	$51,713	$(21,044)	$161,879

Adjusted EBITDA Margins

Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor is a global designer, manufacturer and marketer of consumer products in the outdoor sports and recreation markets. The Company has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements

Some of the statements made and information contained in this report, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including the war in Ukraine and the imposition of sanctions on Russia, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; and risks related to our Planned Separation. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2022 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended
(Amounts in thousands except per share data)	June 26, 2022	June 27, 2021
Sales, net	$802,612	$662,912
Cost of sales	509,142	421,485
Gross profit	293,470	241,427
Operating expenses:
Research and development	7,897	5,868
Selling, general, and administrative	113,148	91,903
Earnings before interest and income taxes	172,425	143,656
Interest expense, net	(6,310)	(5,678)
Earnings before income taxes	166,115	137,978
Income tax provision	(40,100)	(35,253)
Net income	$126,015	$102,725
Earnings per common share:
Basic	$2.23	$1.77
Diluted	$2.16	$1.71
Weighted-average number of common shares outstanding:
Basic	56,486	58,123
Diluted	58,381	59,947

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	June 26, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$36,612	$22,584
Net receivables	429,729	356,773
Net inventories	662,315	642,976
Income tax receivable	6,642	43,560
Other current assets	47,757	45,050
Total current assets	1,183,055	1,110,943
Net property, plant, and equipment	204,547	211,087
Operating lease assets	75,837	78,252
Goodwill	481,857	481,857
Net intangible assets	451,654	459,795
Deferred charges and other non-current assets, net	60,119	54,267
Total assets	$2,457,069	$2,396,201
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$180,121	$146,697
Accrued compensation	42,632	79,171
Federal excise, use, and other taxes	46,110	40,825
Other current liabilities	151,552	127,180
Total current liabilities	420,415	393,873
Long-term debt	586,255	666,114
Deferred income tax liabilities	29,142	29,304
Long-term operating lease liabilities	77,827	80,083
Accrued pension and postemployment benefits	22,060	22,634
Other long-term liabilities	72,058	79,794
Total liabilities	1,207,757	1,271,802

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 56,524,082 shares as of June 26, 2022 and 56,093,456 shares as of March 31, 2022	565	560
Additional paid-in capital	1,711,759	1,730,927
Accumulated deficit	(94,795)	(220,810)
Accumulated other comprehensive loss	(76,449)	(76,679)
Common stock in treasury, at cost — 7,440,357 shares held as of June 26, 2022 and 7,870,983 shares held as of March 31, 2022	(291,768)	(309,599)
Total stockholders' equity	1,249,312	1,124,399
Total liabilities and stockholders' equity	$2,457,069	$2,396,201

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Three months ended
(Amounts in thousands)	June 26, 2022	June 27, 2021
Operating Activities:
Net income	$126,015	$102,725
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	11,280	11,247
Amortization of intangible assets	8,036	4,998
Amortization of deferred financing costs	353	347
Change in fair value of contingent consideration	(112)	—
Deferred income taxes	163	312
Loss (gain) on disposal of property, plant, and equipment	139	(3)
Share-based compensation	7,257	7,038
Changes in assets and liabilities:
Net receivables	(73,105)	(54,919)
Net inventories	(29,504)	(47,925)
Accounts payable	33,468	6,188
Accrued compensation	(36,347)	(22,813)
Accrued income taxes	39,342	36,236
Federal excise, use, and other taxes	5,292	3,522
Pension and other postretirement benefits	341	(1,363)
Other assets and liabilities	14,959	(16,818)
Cash provided by operating activities	107,577	28,772
Investing Activities:
Capital expenditures	(4,910)	(6,876)
Acquisition of businesses, net of cash received	—	(8,488)
Proceeds from the disposition of property, plant, and equipment	43	6
Cash used for investing activities	(4,867)	(15,358)
Financing Activities:
Proceeds from credit facility	15,000	—
Repayments of credit facility	(95,000)	—
Payments made for debt issuance costs	—	(955)
Purchase of treasury shares	—	(44,232)
Proceeds from exercise of stock options	147	197
Payment of employee taxes related to vested stock awards	(8,923)	(3,018)
Cash used for financing activities	(88,776)	(48,008)
Effect of foreign exchange rate fluctuations on cash	94	(1)
Increase (decrease) in cash and cash equivalents	14,028	(34,595)
Cash and cash equivalents at beginning of period	22,584	243,265
Cash and cash equivalents at end of period	$36,612	$208,670